UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to § 240.14a-12
PLATO Learning, Inc.

(Name of Registrant as Specified In Its Charter)

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Filed by Plato Learning, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Plato Learning, Inc.
Commission File No: 0-20842
Frequently Asked Questions (employees):

1.	What is happening with PLATO?	PLATO Learning has signed a merger agreement with Thoma Bravo that if approved by shareholders will result in PLATO becoming a private company. PLATO supports the proposed transaction which it believes is a win-win-win that provides compelling value for our shareholders, customers and employees. Thoma Bravo is paying $5.60 per share, in cash.

2.	Was PLATO seeking a merger?	No, we have been very focused on growing our market leadership in online, individualized instruction; and our strategic plan will continue. Thoma Bravo approached the PLATO Board of Directors with an unsolicited offer a few months ago. As a publicly held company, the PLATO Board of Directors has a fiduciary responsibility to entertain offers for the business on behalf of PLATO shareholders. The PLATO Board of Directors worked with industry experts and investment bankers to determine an appropriate valuation for the company, and has accepted the offer from Thoma Bravo after determining that the offer was a fair price for, and would be well received by, PLATO shareholders.

3.	What are the terms of the deal? What do PLATO’ shareholders gain from this?	Under the terms of the agreement, PLATO’ shareholders will receive $5.60 in cash for each share of PLATO common stock they hold, representing a premium of approximately 34% percent over PLATO’s average closing share price for the 90 trading days prior to the execution and public announcement of the transaction.

The Board of Directors of PLATO has unanimously approved the merger agreement and recommends that shareholders vote in favor of the transaction.

4.	What happens next?	In order to become final, our shareholders must approve the transaction at a special meeting of the shareholders. In the coming weeks, PLATO will file with the SEC a proxy statement relating to the special meeting. This proxy statement will contain information about the transaction and, once final, will be mailed to shareholders. Shareholders will then vote on the transaction. If the merger agreement is approved by our shareholders at the special meeting, and all of the other closing conditions are met, the transaction will close.

Between now and closing nothing will change from a business standpoint. We will operate the business as usual and as a publicly-traded company. We need to continue to remain focused on operating solely in the best interest of PLATO, our customers, and our current shareholders.

5.	Did PLATO do this because it was in financial trouble?	No! Our business is performing well with no debt and over $27M in cash as of January 31st, 2010. We’ve had double digit PLE subscription growth as well as profitability for the last five quarters.

6.	Are we still going to be PLATO going forward? What does this mean for everyone on a day-to-day basis?	This is simply a change in ownership — Thoma Bravo will own PLATO instead of the many public shareholders we have today. Our business and leadership will remain the same and we will still be PLATO Learning!

7.	How and when will we be integrated?	Thoma Bravo is a financial institution — they do not have software developers, education consultants and account managers, or education marketers. We do not expect major changes to our organizational or leadership structure as a result of this transaction and therefore don’t expect many changes to PLATO as a whole. Until the required regulatory and shareholder approvals are obtained and the transaction closes, which is currently expected to occur in our third quarter in 2010, Thoma Bravo and PLATO will work together to the extent permitted under applicable law.

8.	Will all PLATO employees keep their jobs? Will their jobs change? Will they report to different people?	There are no planned changes as a direct result of this transaction. Healthy companies continuously look at ways to capitalize on efficiencies and increase productivity.

9.	What will happen to the Employee Stock Purchase Plan (“ESPP”)?	The ESPP remains in place through the March 31, 2010 purchase. All ESPP deductions from January 1 to March 31, 2010 will be used to purchase PLATO shares. The purchase price will be determined by taking the lower of 1) the closing price on January 4 or 2) the closing price on March 31, less a 15% discount. After March 31, 2010, there will no longer be an ESPP.

10.	Will there be changes to the current PLATO benefits and compensation programs?	We do not expect major changes to the PLATO benefits and compensation plan as a result of this transaction.

11.	Will there be any changes to the PLATO offices?	As previously planned before this transaction, PLATO headquarters in Bloomington are moving a couple of miles north to a new and exciting corporate space.

12.	Is there any provision in the deal to keep PLATO’s top executives in place for a period of time?	We do not contemplate major changes to our leadership structure as a result of this transaction and there is a strong commitment from the PLATO leadership team to continue being part of this building of a great company.

13.	How does this deal benefit PLATO and our customers?	This transaction will better position PLATO to continue our role as the leading education technology provider of individualized instruction and online courses. The new ownership structure will remove a significant amount of expense and distraction attributable to being a public company and allow us to continue to build upon our platform and expansive course offerings; which enables us to better serve our customers across the country

14.	Who is Thoma Bravo?	Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 43 acquisitions across 13 platform companies with total annual earnings in excess of $600 million.

15.	How does PLATO fit in with Thoma Bravo’s portfolio?	PLATO will be Thoma Bravo’s 15th software platform investment. Thoma Bravo has a history of growing revenue and increasing the profitability of its portfolio companies through organic growth and consolidation. PLATO will serve as its first educational technology investment and will be a platform for them to build on in partnership with us. Again, Thoma Bravo’s strategy in the software industry is centered on their “buy and build” approach. They only partner with existing management teams that have the vision to be leading consolidators in their industries and with companies that have the size and scale to be strong platform companies. They believe that PLATO is exactly that for the education technology space. Each of their software portfolio companies operates independently, and their management teams work in close partnership with Thoma Bravo to enhance organic growth and implement consolidation acquisition plans.

16.	How should employees handle calls/questions from the media (newspapers, television, radio, etc.) regarding the merger?	In keeping with PLATO’ standard policy, employees should not respond directly to questions from the media and analysts. Rather, they should refer all questions and information requests from the media to Jamie Candee, 952-832-1000, and from the investment analysts to Rob Rueckl at 952-832-1000.

17.	Who should employees contact with questions/concerns during the transition period?	Questions should be directed to your immediate manager who will arrange to obtain the answer for you. The management team will be supported by the Human Resources organization.

18.	PLATO & Thoma Bravo summary bullet points for customer discussions	PLATO has signed a merger agreement with a private equity firm named Thoma Bravo that will result in PLATO becoming a privately held company. This is simply a change in ownership — Thoma Bravo will own PLATO instead of the many public shareholders that we have now. This was an unsolicited offer that came into PLATO. Bottom line is that our business, our strategy, our leadership team and our mission all remain the same!

We are really excited about this move — we think it is going to mean great things for all of our customers and for PLATO. Being a private company will remove the distractions and costs associated with being public, which will enable us to focus our resources completely on our customers and business. Thoma Bravo will also bring both additional capital and best practice operational expertise to PLATO that will allow us to grow as the needs of our customers evolve and enable us to better serve our market.

Most importantly, you should rest assured that this partnership between Thoma Bravo and PLATO Learning does not affect our commitment to you. We look forward to continuing to ensure that you realize your goals and objectives as a partner with PLATO. Our business will remain the same and our continued commitment to provide you superior instructional solutions.
Information regarding the solicitation of proxies
In connection with the proposed transaction, PLATO Learning will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of shareholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the shareholders of PLATO Learning in advance of the special meeting. Shareholders of PLATO Learning are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about PLATO Learning and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by PLATO Learning with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by PLATO Learning by contacting PLATO Learning Investor Relations by e-mail at investor.relations@plato.com or by phone at (952) 832-1000.
PLATO Learning and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from PLATO Learning shareholders in respect of the proposed transaction. Information about the directors and executive officers of PLATO Learning and their respective interests in PLATO Learning by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the PLATO Learning Investor Relations Web site at www.PLATO.com/investor-relations.aspx.